Exhibit 10.8

Dated September 7, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
the Offeror

and

DEUTSCHE BANK AG, LONDON BRANCH
as Principal Tender Agent

and the other Tender Agents named herein

TENDER AGENCY AGREEMENT

Offer to Purchase for Cash the Outstanding EUR 245,000,000 8.25% Notes due 2012
issued by Central European Media Enterprises Ltd.

THIS AGREEMENT is made on September 7, 2009 between:

(1)	CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Offeror”) whose registered office is at Clarendon House, Church Street, Hamilton, HM11, Bermuda;

(2)	DEUTSCHE BANK AG, LONDON BRANCH whose office is at Winchester House, 1 Great Winchester Street, London EC2N 2DB, in its capacity as principal tender agent (the “Principal Tender Agent”); and

(3)	DEUTSCHE BANK LUXEMBOURG S.A., whose office is at 2 boulevard Konrad Adenauer, L-1115 Luxembourg, in its capacity as Luxembourg tender agent (the “Luxembourg Tender Agent”).

In this Agreement, any reference to “Tender Agent” shall means each of, or both of, the Principal Tender Agent and the Luxembourg Tender Agent together (as context requires).

WHEREAS

(A)
The Offeror desires to solicit tenders of Securities in a Tender Offer upon the terms and subject to the conditions set out in an Offer to Purchase prepared by the Offeror dated September 7, 2009 as the same may be amended or supplemented from time to time (the “Offering Memorandum”), copies of which have been supplied to the Tender Agents.

(B)	The Offeror wishes to appoint the Tender Agents to facilitate the Tender Offer.

(C)	The Tender Agents are willing to act as Tender Agents, upon the terms, and subject to the conditions, set out herein.

IT IS HEREBY AGREED as follows

1.	INTERPRETATION

1.1	Capitalised terms used in this Agreement but not defined in this Agreement shall have the meanings given to them in the Offering Memorandum.

“Dealer Manager” means Deutsche Bank AG, London Branch.

“Securities” means each of the EUR 245,000,000 8.25% Notes due 2012 issued by Central European Media Enterprises Ltd.

“Tender Offer” has the meaning given to “Offer” in the Offering Memorandum.

1.2	Headings shall be ignored in construing this Agreement.

1.3	Reference in this Agreement to this Agreement or any other document are to this Agreement or those documents as amended, supplemented or replaced from time to time.

1.4	The Schedules are part of this Agreement and have effect accordingly and terms defined there and not in the main body of this Agreement shall have the meaning given to them there.

2.	APPOINTMENT AND ACCEPTANCE

2.1
The Offeror hereby appoints the Tender Agents to act as tender agents in connection with the Tender Offer and as such to perform, or cause to be performed, the services identified to be performed in Schedule 1 hereto (the “Services Schedule”).

2.2
Each Tender Agent accepts the appointment by the Offeror to act as tender agent solely upon the terms and conditions of this Agreement and agrees to perform, or cause to be performed; only the services identified in the Services Schedule and no additional duties shall be implied or imposed upon the Tender Agents.

3.	STANDARD OF CARE

3.1
The Tender Agents shall not be deemed to make any representations, and shall have no responsibilities, as to the validity, sufficiency, value or genuineness of any Securities tendered as part of the Tender Offer.

3.2
The Tender Agents shall have no obligation to, and shall not, deliver any payment under the terms of the Tender Offer unless they shall have received confirmation in writing from the Offeror that all of the conditions precedent to the Tender Offer as set out in the Offering Memorandum have been satisfied.

3.3
The Tender Agents shall not be obliged to initiate or participate in any legal action, suit or proceeding in connection with the Tender Offer or their duties hereunder which might in the Tender Agent’s reasonable judgement involve, or result in, any expense or liability to the Tender Agents, the payment of which is not, in their sole opinion, assured to them.

3.4
The Tender Agents may rely on, and shall be fully authorised and protected in acting or not acting in good faith in reliance upon, any certificate, instrument, instruction, option, notice, letter, telegram, telex, fax transmission, electronic message (including, without limitation, a message received through a clearing system) or other document or instrument delivered to it and reasonably believed by it to be genuine and to have been signed by the proper party or parties. The Tender Agent may rely on and shall be fully authorised and protected in acting or not acting in good faith upon the written and electronic instructions of the Offeror and/or the Dealer Manager with respect to any matter covered in this Agreement, or supplementing or qualifying the Tender Agents’ actions.

3.5
The Tender Agents shall not be called upon, at any time to and shall not, advise any person acting under the Tender Offer as to the wisdom of acting thereunder or as to the market value of any Securities tendered thereunder. The Tender Agents shall not be liable or responsible for any recital or statement contained in the Offering Memorandum or any other documents relating thereto.

3.6
To the extent not within its reasonable control, the Tender Agents shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means (including, without limitation, the message systems of the clearing systems), or further actions of any other person in connection with such message or communication.

3.7
The Tender Agents shall not be liable or responsible for any failure by any other party to comply with any of its obligations relating to the Tender Offer, including, without limitation, obligations under applicable securities laws.

3.8
The Tender Agents shall not, and shall not have any obligation to, pay any commissions or soliciting fees to any person, or to reimburse any brokers, dealers or custodian banks in connection with the Tender Offer.

3.9
In acting hereunder and in connection with the Tender Offer, the Tender Agents shall act solely as agents of the Offeror and will not thereby assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of Securities or the Dealer Manager.

3.10
No Tender Agent shall exercise any right of set-off or lien against the Offeror or any holders of Securities in respect of any moneys payable by it (on behalf of the Offeror) under the terms of this Agreement and the Tender Offer.

3.11
The Tender Agents may consult with legal and other professional advisors and the opinion of such advisors shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisors.

3.12
Except as provided herein, each Tender Agent and its respective officers, directors and employees, may become the owner of, or acquire any interest in, the Securities with the same rights that it would have if the Tender Agent concerned were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Offeror, and may act on, or as depository, trustee or agent for any body of holders of Securities or other obligations of the Offeror, as freely as if such Tender Agent were not appointed hereunder.

4.	TERMINATION

4.1	This Agreement shall terminate upon the earlier to occur of:

(a)	termination of the Agreement by mutual agreement of the Tender Agents and the Offeror;

(b)	termination of the Tender Offer for any reason whatsoever;

(c)	the completion of the Tender Offer upon notice from the Offeror;

(d)	the breach of the representations and warranties in clause 5 (Representations and Warranties) by the Offeror; or

(e)	a material breach by any party to this Agreement of its obligations under this Agreement.

Upon termination of this Agreement, the Tender Agents and the Offeror shall have no further duties hereunder except as otherwise set out in the following provisions of this clause 4.

4.2
Upon termination of this Agreement, each Tender Agent shall promptly deliver to or to the order of the Offeror any securities, certificates, funds and other property held under the terms hereof. Upon termination of this Agreement and payment to the Tender Agents of all amounts payable to them under the terms hereof, copies of all information maintained by each Tender Agent for the Offeror under this Agreement shall be delivered to the Offeror upon request.

5.	REPRESENTATIONS AND WARRANTIES

The Offeror represents and warrants that:

(a)	the consummation of the Tender Offer and the performance of all transactions contemplated thereby will, on or before the Settlement Date, be duly authorised by all necessary action by the Offeror;

(b)
this Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid, binding and enforceable obligation of the Offeror, subject to all applicable laws affecting the rights of creditors; and

(c)	in making the Tender Offer, the Offeror does, and will continue to comply, in all material respects with all with the Offer and Distribution Restrictions as set out in the Offering Memorandum.

6.	REPRESENTATIONS AND WARRANTIES

The Tender Agent represents and warrants that:

(a)
the consummation of the Tender Offer and the performance of all transactions contemplated thereby will, on or before the Settlement Date, be duly authorised by all necessary action by the Tender Agent;

(b)
this Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid, binding and enforceable obligation of the Tender Agent, subject to all applicable laws affecting the rights of creditors; and

(c)
in its role as Tender Agent for the Tender Offer, the Tender Agent does, and will continue to comply, in all material respects with all with the Offer and Distribution Restrictions as set out in the Offering Memorandum.

7.	INDEMNIFICATION

7.1
The Offeror shall indemnify each Tender Agent for an amount equal to any loss, liability, cost, tax (including stamp duty but excluding any tax claim based on income or profits and excluding any franchise or similar taxes) claim, action, demand or expense (including but not limited to, all properly incurred costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that the Tender Agent or any of its directors, officers, employees, agents and controlling persons may incur arising out of or in relation to or in connection with its appointment or the exercise of its functions, except such as may result from a breach by it of this Agreement or its own gross negligence, bad faith or wilful default or that of its directors, officers, employees, agents or controlling persons.

7.2
Each Tender Agent shall severally indemnify the Offeror for an amount equal to any loss, liability, cost, tax (including stamp duty) claim, action, demand or expense (including, but not limited to, all properly incurred costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) that the Offeror or any of its directors, officers, employees, agents and controlling persons may incur as a result of the breach by such Tender Agent of this Agreement or such Tender Agent’s gross negligence, bad faith or wilful default or that of its directors, officers, employees, agents or controlling persons.

7.3
Subject to the final sentence of this clause, under no circumstances will the Tender Agents be liable to the Offeror in contract, tort (including negligence) or otherwise for any consequential, special, indirect or speculative loss or damage (including but not limited to loss of business, goodwill, opportunity or profit) which arises out of or in connection with this Agreement even if advised of the possibility of such loss or damage. Nothing in this Agreement limits or excludes a party’s liability: (i) for fraud or wilful default; or (ii) for death or personal injury caused by its gross negligence.

7.4	The indemnities set out in this clause 6 shall survive the termination or expiry of this Agreement.

8.	FEES

8.1
The Offeror shall pay, or otherwise procure payment, to the Principal Tender Agent and the Luxembourg Tender Agent a fee as detailed in the separate written correspondence between the Principal Tender Agent and the Offeror dated September 7, 2009 in respect of both Tender Agents’ services to be invoiced upon completion or termination of the Tender Offer as detailed in clause 4.1.

8.2
The Offeror shall also pay promptly following receipt of an invoice all properly incurred out-of-pocket expenses (including legal, advertising, telex, fax, insurance costs and postage expenses) incurred by the Tender Agents in connection with their services together with any applicable value added tax, sales, stamp, issue, registration, documentary or other taxes or duties; provided that the Offeror shall not be obligated to pay for any legal fees or expenses incurred by the Tender Agents without the Offeror’s prior written consent, with such consent not to be unreasonably withheld or denied.

8.3
All payments by the Offeror under this clause shall be made free and clear of, without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Offeror shall advance such additional amounts as will result in receipt by the relevant Tender Agent of such amounts as would have been received by it if no such withholding had been required.

9.	AMENDMENTS AND ASSIGNMENTS

9.1	The terms of this Agreement may be waived, amended or supplemented only by agreement in writing duly executed by the Offeror and the Tender Agents.

9.2
None of the rights or obligations of the parties under this Agreement may be assigned except (i) upon receipt of prior written consent of the other parties to this Agreement or (ii) as otherwise specifically permitted under this Agreement. Any assignment or delegation in violation of this clause 8.2 shall be null and void.

9.3
In the event of an amendment or extension of the Tender Offer by the Offeror, the Offeror shall promptly provide notice thereof to the Tender Agents. The Tender Agents agree to use their reasonable efforts to follow the instructions of the Offeror in respect of the amended Tender Offer to the extent that the actions that the Tender Agents are instructed to take in relation to such amendment are consistent with the terms hereof (including, without limitation, the terms of the Services Schedule). Clause 6 (Indemnification) shall cover the actions so taken by the Tender Agents at the instruction of the Offeror.

9.4
The Offeror may at any time, appoint such additional or successor Tender Agent(s) as it may deem appropriate, provided, however, that the obligations of the Offeror to the existing Tender Agents under clause 6 (Indemnification) shall survive any such appointment, and provided further that the Offeror shall promptly give written notice of any such appointment to the other Tender Agents appointed hereunder.

10.	PARTIAL INVALIDITY

In the event that any provision of this Agreement or the application thereof to any person or circumstances is determined to be invalid or unenforceable to any extent, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those as to which they are to be invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction so long as the fundamental relationships among the parties hereunder are not altered.

11.	BENEFITS

This Agreement is for the exclusive benefit of the parties hereto (and their successors) and shall not be deemed to give any legal or equitable right, remedy or cause whatsoever to any other person, except to the extent specifically set out in this Agreement.  Nothing herein shall be deemed to establish a fiduciary or similar relationship among the parties hereto.

12.	FORCE MAJEURE

Each of the Tender Agents shall be excused from performance of its obligations under this Agreement and shall not be liable for any losses, damages, or expenses caused by the occurrence of any contingency beyond its control, including, without limitation, nationalisation, expropriations, currency restrictions, work stoppages, strikes, fire, civil unrest, insurrections, revolutions, riots, rebellions, acts of terrorism, explosions, floods, storms, malfunctions, interruption or error in the transmission of information caused by any machine or system or interception of communication facilities, abnormal operating conditions or computer failures, acts of war, events of force majeure or similar occurrences preventing the Tender Agent from performing its obligations hereunder nor shall the Tender Agent incur any liability if it shall be prevented or forbidden from, or debarred in, doing or performing any act or thing required by the terms of this Agreement, by reason of any provision of any present or future law or regulation of any country or of any other governmental authority or regulatory authority or stock exchange or on account of the possible criminal or civil penalties or restraint.

13.	ENTIRE AGREEMENT

This Agreement (including the Schedules hereto) sets out the entire understanding of the parties in respect of the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating thereto (save with respect to the Offering Memorandum, which shall remain in full force and effect).

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties hereto on different counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same agreement.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.	GOVERNING LAW, SUBMISSION TO JURISDICTION AND AGENT FOR SERVICE OF PROCESS

16.1	Governing Law This Agreement, and any non-contractual obligations arising out of or in connection with this Agreement, is governed by, and shall be construed in accordance with, English law.

16.2
Submission to Jurisdiction  Each of the Parties irrevocably agrees for the benefit of the other Parties to this Agreement that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and that accordingly any suit, action or proceedings arising out of or in connection therewith (together referred to as “Proceedings”) may be brought in the courts of England.  Each of the parties irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the courts of England and any claim that any Proceedings have been brought in an inconvenient forum and irrevocably agrees that a judgment in any Proceedings brought in the courts of England shall be conclusive and binding upon such Party and may be enforced in the courts of any other jurisdiction.

16.3	Agent for Service of Process

(a)	Deutsche Bank Luxembourg S.A. hereby irrevocably appoints Deutsche Bank AG, London Branch at its registered office for the time being in England; and

(b)	the Offeror appoints CME Development Corporation, at the address set out clause 17.1(a),

in each case as its agent for service of process in England in respect of any Proceedings on its behalf and agrees that, in the event of such person ceasing so to act, or ceasing to carry on business in England, it will appoint another person as its agent for service of process in England in respect of any Proceedings.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

17.	NOTICES

17.1
Any notice required to be given under this Agreement to any of the parties shall be made in the English language or shall be accompanied by a certified English translation, shall be delivered in person, sent by pre-paid (first class if inland, first class airmail (if overseas)) or by facsimile or telex addressed to:

(a)	If to the Offeror, care of:

CME Development Corporation, 52 Charles Street, London W1J 5EV, England;

Fax:	+44 (0) 207 127 5801
Attention:	Attention: Daniel Penn, Esq.
E-mail:	Dan.Penn@cme-net.com

with a copy to Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022, USA (fax: +1 212 940 6557; Attention: Robert L. Kohl, Esq.)

(b)	If to the Principal Tender Agent, at:

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

Fax:	+ 44 (0) 207 547 5001
Attention:	Trust & Securities Services
E-mail:	xchange.offer@db.com

(c)	If to the Luxembourg Tender Agent, at:

Deutsche Bank Luxembourg S.A.
2 boulevard Konrad Adenauer
L-1115 Luxembourg

Fax:	+ 352 473136
Attention:	Trust & Securities Services
E-mail:	xchange.offer@db.com

or any other address of which written notice has been given to the parties in accordance with this clause.

17.2
Any such notice shall take effect, if delivered in person, at the time of delivery, if sent by post, three days in the case of inland post or seven days in the case of overseas post after despatch, in the case of fax, 24 hours after the time of despatch, provided that in the case of a notice given by fax transmission such notice shall forthwith be confirmed by post, and in the case of e-mail, the same day if the receipt of such e-mail is confirmed before 2:00 p.m., London time, on the date such e-mail is sent and otherwise on the subsequent business day. The failure of the addressee to receive such confirmation shall not invalidate the relevant notice given by fax or e-mail.

This Agreement has been entered into on the date stated at the beginning.

The Offeror

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By: /s/ Charles Frank

The Principal Tender Agent

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Stuart Harding	/s/ Fiona Coughlan
	Stuart Harding	Fiona Coughlan
	Vice-President	Vice-President

Luxembourg Tender Agent

DEUTSCHE BANK LUXEMBOURG S.A.

By:	/s/ Stuart Harding	/s/ Claire Barnes
	Attorney	Attorney

SCHEDULE 1

SERVICES SCHEDULE

1.	DEFINITIONS

Unless otherwise set out herein, all capitalised terms used but not otherwise defined herein shall have the meaning given to such terms in the Offering Memorandum.

2.	SERVICES

The Tender Agents shall provide the following services:

2.1	Cash Payment

The Tender Agents in consultation with the Offeror and the Dealer Manager shall calculate the amount of cash to be received by each tendering holder whose Securities have been accepted.  In the event of any disparity, the Offeror’s determination shall be conclusive.

2.2	Distribution of Tender Materials

The Offeror and the Dealer Manager have made arrangements to deliver the Offering Memorandum to persons entitled to accept the offer.  The Tender Agents shall co-ordinate the distribution of the Offering Memorandum and provide the same to requesting parties, and will assist the Offeror and the Dealer Manager in communicating and publicising the Tender Offer as may be required, in each case to the best of its knowledge in compliance with the offer restrictions as set out in the Offering Memorandum. In addition, each Tender Agent shall make available a copy of the Offering Memorandum for inspection at its offices.

The Tender Agent shall not knowingly take any action that would result in non-compliance with the offer restrictions as set out in the Offering Memorandum, and will comply with such other reasonable communications procedures as shall be notified to it in writing for or on behalf of the Offeror.

2.3	Tenders

Tenders of Securities may be made only as set out in the Offering Memorandum and in particular only in the manner set out under the caption entitled “Procedures for Participating in the Offer” in the Offering Memorandum.

On the Settlement Date the Tender Agent will arrange with Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. (the “Clearing Systems”) for the tendered securities to be marked down and cancelled upon receipt of the Purchase Price and Accrued Interest.

2.4	Guaranteed Delivery Procedures

No guaranteed delivery procedures will be made available in the Tender Offer.

2.5	Examination of Tenders

The Tender Agent shall examine the documents or communications delivered to it in connection with a tender of Securities to ascertain whether it appears to have been (as applicable) fully completed, duly executed and delivered to the Tender Agent on time and the Securities have otherwise been validly tendered, in each case on or prior to the Expiration Date.

The Tender Agent will follow its regular procedures (including by way of communications with the clearing systems and the Dealer Manager) to attempt to reconcile any discrepancies between the aggregate principal amount of Securities indicated in any Tender Instruction and the aggregate principal amount of Securities delivered to the Tender Agent.  In any instance where the Tender Agent cannot reconcile such discrepancies by following such procedures, the Tender Agent will consult with the Offeror for instructions as to the aggregate principal amount of Securities, if any, that the Tender Agent is authorised to accept in the Tender Offer.  In the absence of such instructions, the Tender Agent shall not accept any such Securities in the Tender Offer.

2.6	Irregular Tenders

In the event the Tender Agent determines that a Tender Instruction or any other required document does not appear to have been fully completed or executed, or that any other irregularity in connection with the Tender Instruction appears to exist, the Tender Agent shall take appropriate steps to contact the holder so as to enable the necessary correction to be made.  If irregularities with respect to any Tender Instructions have been identified by the Tender Agent and are not remedied the Tender Agent shall refer final determination to the Offeror by promptly sending to the Offeror any document or copy thereof which in its judgement would prevent acceptance thereof, and the Offeror shall make the final decision whether or not to accept such Tender Instruction.  Upon acceptance by the Offeror of such irregular Tender Instruction, the Offeror shall confirm such acceptance by email to the Tender Agent. In the event that the Offeror does not accept a Tender Instruction, the Offeror will provide to the Tender Agent by email the reason for the non-acceptance. Defective submissions shall be deemed validly made at the time if the irregularities have been cured to the satisfaction of, or waived by, the Offeror. If any such irregularities are neither so cured nor waived, Securities which are the object of the defective submission shall be returned to the applicable clearing system accountholder, together with any other documents received in connection therewith and the letter or other writing that the Offeror will have furnished to the Tender Agent explaining the reasons for the return of such Securities and the other documents.  The Tender Agent agrees to act promptly in accordance with any reasonable instructions given to it by the Offeror pursuant to this clause.

2.7	Reports; Maintenance and Retention of Records

(a)	Reports

The Tender Agent shall provide daily reports by email or other acceptable form of delivery:

(i)
the aggregate principal amount of Securities (noting in each case, the corresponding security identification number(s)) validly tendered since the delivery of the last such report and the purchase price specified or deemed specified by the tendering note holders, together with all other relevant information as set out in the applicable Tender Instruction;

(ii)
the numbers of Securities (noting in each case, the corresponding security identification number(s)) validly tendered, in each case, since the commencement of the Tender Offer, together with all other relevant information as set out in the applicable Tender Instruction;

(iii)	information in reasonable detail relating to defective tenders which have been received by it, including the status thereof; and

(iv)	information in reasonable detail relating to the cash payments to be made on the Settlement Date.

(b)	Maintenance and Retention of Records

The Tender Agent will during the term of the Agreement keep and maintain complete and accurate account ledgers showing all Securities tendered by it and payments made by it. The Tender Agent shall retain records of each Tender Instruction and any other materials relating to the Tender Offer submitted to the Tender Agent or its agents by the Offeror or any holder of Securities or otherwise and shall remit copies of the same to or to the order of the Offeror if so requested by the Offeror.

2.8	Distribution of Tender Offer Consideration

Upon confirmation of acceptance by the Offeror of the Securities in the Tender Offer and provided all conditions precedent to the Tender Offer set out in the Offering Memorandum are satisfied, the Offeror intends to make payment on the Settlement Date. The Tender Agent hereby agrees that, upon receipt of sufficient funds from the Offeror to cover payment of such Securities accepted in the Tender Offer, the Tender Agent shall distribute the same on the business day following receipt, without liability for interest, to those holders whose Securities are accepted in the Tender by means of delivery as set out in the applicable Tender Instruction or in accordance with such other procedures as the Tender Agents may agree with the Offeror.

2.9	No Acceptance of Tenders of Other Securities

In acting under this Agreement the Tender Agent shall only accept tenders of Securities and shall refuse to accept (i) any attempted tender of securities other than the Securities or (ii) any tenders of Securities not accompanied by a duly completed and signed (as applicable) corresponding Tender Instruction.

2.10	Co-operation

The Tender Agents shall cooperate with the Dealer Manager retained by the Offeror in connection with the Tender Offer. The Tender Agents shall not have any obligation for any action taken or not taken by the Dealer Manager.

The Offeror reserves the right to terminate or amend the Tender Offer. In the event of an amendment to the Tender Offer, the Tender Agents will follow the reasonable instructions of the Offeror with respect to the amended Tender Offer to the extent consistent with this Agreement.

2.11	Telephone Inquiries

In the event of any telephone inquiry received by the Tender Agent in respect of the Tender Offer (other than from a person who has duly tendered Securities pursuant to a duly completed and signed (as applicable) Tender Instruction), the Tender Agent shall refer such inquiry to the Dealer Manager or to such other person as the Offeror may specify to the Tender Agent.  The Tender Agent shall not make any statements in respect of the Tender Offer not previously authorised by the Offeror.

2.12	The Luxembourg Tender Agent

The Luxembourg Tender Agent will upon receipt of a duly completed and signed Subscription Form arrange for notices to be made available on the bourse web site upon instructions from the Offeror or the Dealer Manager.